Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-3 and the related Prospectus of The PMI Group, Inc. and to the incorporation by reference therein of our reports dated March 8, 2006, with respect to the consolidated financial statements and schedules of The PMI Group, Inc., The PMI Group, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of The PMI Group, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2005. We also consent to the incorporation by reference in this Registration Statement of our report dated March 8, 2006, with respect to the consolidated financial statements of PMI Mortgage Insurance Ltd included as Exhibit 99.1 in The PMI Group, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

Los Angeles, California

April 7, 2006